Exhibit 99.1

3M Announces New Board Appointments

•William Brown to become Chairman of the Board of Directors
•Mike Roman to retire as Executive Chairman and Director and become Executive Advisor to the Board
•David Bozeman elected to the Board
•Amy Hood does not intend to stand for reelection

ST. PAUL, Minn. – February 10, 2025 – 3M (NYSE: MMM) announced today changes to its Board of Directors and Board leadership structure.

William M. “Bill” Brown, 3M’s Chief Executive Officer and Director, has been appointed by the Board to serve as its Chairman, effective March 1, 2025 in addition to his current responsibilities. Michael F. Roman, Executive Chairman of the Board of Directors, has announced his intention to retire as Executive Chairman, and as a Director, effective March 1, 2025. Mr. Roman has agreed to continue to serve as Executive Advisor to the Board until his retirement from 3M on May 1, 2025.

“Today’s decision underscores the Board’s confidence in Bill’s vision for 3M and strong leadership of the company as chief executive officer and chairman of the board,” said Jim Fitterling, 3M’s lead independent director. “I thank Mike for his leadership in guiding 3M through significant challenges and transformation, and for his strong support of the transition to Bill as CEO and now Chairman.”

“It’s an honor to be appointed as Chairman of the Board and for the opportunity to further focus on 3M’s bright future and our growth, operational excellence and capital deployment priorities,” said Brown. “I also want to express my thanks and appreciation to Mike for his leadership and partnership, especially in his role as executive chairman as I’ve made the transition to 3M.”

“I am proud of 3M, our people, and what we’ve accomplished together,” said Roman. “I’m confident that Bill will build on this strong foundation as he leads 3M into the future.”

3M also announced today that David P. Bozeman, President and Chief Executive Officer, C.H. Robinson Worldwide, Inc., has been elected to 3M's Board of Directors, effective February 6, 2025. He also has been appointed as a member of the Science, Technology and Sustainability Committee of the Board.

Mr. Bozeman has served as President and Chief Executive Officer, and a director, of C.H. Robinson since 2023.
He previously served as Vice President, Ford Customer Service Division, and Vice President, Enthusiast Vehicles, for Ford Blue of Ford Motor Company, from 2022 to 2023. Prior to joining Ford, he served as Senior Vice President, Amazon Transportation Services of Amazon.com, Inc. from 2017 to 2022. Before that, he held roles of increasing seniority at Caterpillar, Inc. from 2008 to 2016, ultimately serving as Senior Vice President Enterprise Systems. Earlier in his career, he spent 16 years at Harley-Davidson, Inc. from 1992 to 2008.

Mr. Bozeman serves on the Boards of Directors of The Brookings Institution and The Conservation Fund, and he also served on the Board of Directors of Weyerhaeuser from 2015 to 2017.

Mr. Bozeman received an MS in Engineering Management from the Milwaukee School of Engineering and a BS in Manufacturing Design from Bradley University.

“Dave brings to the 3M Board 30-plus years of experience and leadership at industry-leading companies, with a focus across supply chains, manufacturing, digital, and customer service, along with expertise in reinventing complex operating models,” said Brown. “His insights will be invaluable to our board, shareholders, and customers, and I look forward to working with him.”

3M also announced today that Amy E. Hood, a 3M Director since 2017, does not intend to stand for re-election as a director at 3M’s 2025 annual shareholder meeting. “Amy’s guidance and leadership have been instrumental in helping build a foundation for success as 3M moves into the future,” said Brown. “We thank Amy for her many contributions to 3M during her eight years of service on the 3M Board.”

Exhibit 99.1
About 3M

3M believes science helps create a brighter world for everyone. By unlocking the power of people, ideas, and science to reimagine what’s possible, our global team uniquely addresses the opportunities and challenges of our customers, communities, and planet. Learn how we’re working to improve lives and make what’s next at 3M.com/news.

Media Contacts:
Sean Lynch, Slynch2@mmm.com

Investor Contacts:
Diane Farrow, 612-202-2449
or
Eric Herron, 651-233-0043